Exhibit 4.123

The Mortgage Contract

ABC(2012)2002 13100220150018994

Mortgagor : Hebei Ruiliang Trading Co,. Ltd

Mortgagee : Agricultural Bank of China, Shijiazhuang North City Branch

Signing Date : March 12, 2015

Mortgage Definition :   To ensure multiple loans Party B (Mortgagee) has lent to Shijie Kaiyuan Auto Trading Group Co., Ltd., Party A (Mortgagor) is willing to provide the Real Estate mortgage hereunder for Party B.

Maximum Amount: RMB100,000,000